Exhibit 10.12
TRANSITION MANUFACTURING AND SUPPLY AGREEMENT
This TRANSITION MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), dated as of March 1, 2026 (“Effective Date”) by and between Medtronic, Inc. (“Medtronic”), and Medtronic MiniMed, Inc., a Delaware corporation (“MiniMed” and, together with Medtronic, the “Parties” and each a “Party”).
RECITALS
A.    The Parties or their respective Affiliates have entered into that certain Separation Agreement dated as of March 1, 2026 (the “Separation Agreement”).
B.    In order to facilitate MiniMed’s operation of the SplitCo Business after the Separation Date, effective upon the Separation Date, MiniMed desires to purchase from Medtronic, and Medtronic is willing to provide to MiniMed, certain Products and services, for a reasonable amount of time after the Separation Date.
C.    In connection with the foregoing, MiniMed desires to purchase, or cause to be purchased, from Medtronic, and Medtronic desires to provide, or cause to be provided, certain manufacturing and assembly services for Products (as defined below) and certain Products, in each case to be manufactured and supplied from the Manufacturing Facility (as defined below), for a certain period following the Effective Date.
D.    Each of Medtronic and SplitCo desires to reflect the terms of their agreement with respect to such Products and services pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Parties hereby mutually agree as follows:
ARTICLE I
TERMS
Section 1.1    Definition of Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement. Capitalized terms used in an Exhibit or Schedule hereto that are not otherwise defined in this Agreement or in the Separation Agreement shall have the meanings set forth in such Exhibit or Schedule. In addition, the following terms in this Agreement shall have the meanings given such terms in this Section 1.1 as follows:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Asset” has the meaning ascribed thereto in the Separation Agreement.
“Background Assets” means any Assets (including Intellectual Property): (i) existing as of the Separation Date and that are owned by a Party or its Affiliates; (ii) acquired by a Party or its Affiliates after the Separation Date; or (iii) made, conceived, or developed by a Party or its Affiliates outside of any services provided under this Agreement.
“Bankruptcy Code” has the meaning set forth in Section 4.2(c).
“Bankruptcy Laws” has the meaning set forth in Section 4.2(c).
“Business Assets” means the machinery, assembly lines, Tooling, components, fixtures and other tangible property as set forth on each Project Order.
“Business Reviews” has the meaning set forth in Section 2.5.
“Cap” has the meaning set forth in Section 10.2(b).
“Damages” has the meaning set forth in Section 10.1(a).
“Deliverables” means any necessary development or validation work in connection with the manufacture of the Products, including but not limited to completion of any development milestones.
“Effective Date” has the meaning set forth in the Preamble.
“Equipment” has the meaning set forth in Exhibit A (Bailment Agreement).
“FCPA” has the meaning set forth in Section 11.2.
“Finished Good” means a contract-manufactured finished goods product produced by MiniMed.
“Force Majeure Event” has the meaning set forth in Section 11.1.
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
“Improvements” and “Improvement Charges” have the respective meanings set forth in Section 2.1(c)(ii).
“Information” has the meaning ascribed thereto in the Separation Agreement.

“Intellectual Property” has the meaning ascribed thereto in the Separation Agreement.
“International Trade Laws” has the meaning set forth in Section 11.2.
“Law” means any constitution, law, common law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or securities exchange.
“Manufacturing and Supply Services” has the meaning set forth in Section 2.1(d).
“Manufacturing Facility” means Medtronic’s Tempe, Arizona campus.
“Materials” means the raw materials, components, and subassemblies used in the procurement, manufacture, assembly, packaging, and preparation of the Products.
“Medtronic” has the meaning set forth in the Preamble.
“Medtronic Indemnitees” has the meaning set forth in Section 10.1(b).
“MiniMed” has the meaning set forth in the Preamble.
“MiniMed Indemnitees” has the meaning set forth in Section 10.1(a).
“Minimum Order Quantity” means, with respect to each Product, the monthly aggregate quantity which MiniMed must order (directly or through Third-Party Purchasers) and which Medtronic will supply, as set forth in the applicable Project Order.
“Month” means a calendar month; provided that the first Month shall commence on the Effective Date and shall end on the last day of the first full calendar month of the Term; provided, further, that, with respect to each Project Term, the last Month shall end on the last day of such Project Term.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Product” means any of the component products of raw material or substances that are supplied by Medtronic to Purchaser pursuant to a Project Order, and that are intended by Purchaser to be included as part of a Finished Good.
“Project Term” has the meaning set forth in Section 4.1.
“Project Order” and “Project Orders” have the meaning set forth in Section 2.1.
“Purchase Orders” means a form submitted by a Purchaser to Medtronic for the purchase of the Products under a Project Order specifying, among other things: (a) the number of units of the Products to be purchased, (b) the facility to which the Products will be delivered and (c) the designated delivery dates.

“Purchaser” means MiniMed and/or its Third-Party Purchaser, as applicable, and as identified in a Project Order.
“Reform Act” has the meaning set forth in Section 11.3.
“Separation Agreement” has the meaning set forth in the Recitals.
“Service Provision and Product Taxes” has the meaning set forth in Section 6.1(a).
“Specifications” means the manufacturing and/or technical specifications, criteria, designs, drawings, processes, test instructions, quality instructions, packaging, sterilization and/or a bill of materials used by Medtronic for the materials, manufacturing, shipping, storage and testing specifications for each of the Products as of the Effective Date (except for changes to such Specifications agreed upon by the Parties pursuant to Section 2.2).
“Surveys” has the meaning set forth in Section 11.3.
“Term” has the meaning set forth in Section 4.1.
“Third-Party Claim” has the meaning ascribed thereto in the Separation Agreement.
“Third-Party Purchaser” means MiniMed’s third-party manufacturers designated on the applicable Project Order as permissible purchasers of the Products within such Project Order.
“TMSA Disputes” has the meaning set forth in Section 2.5.
“Tooling” means capital equipment, tools, manufacturing and test fixtures, test equipment and gauges purchased and/or secured by Medtronic to perform obligations under an applicable Project Order.
ARTICLE II
MANUFACTURE, SALE, AND PURCHASE OF THE PRODUCTS
Section 2.1    Nature and Scope of Agreement.
(a)    General. This Agreement establishes the general terms and conditions that shall govern the relationship between the Parties with respect to the manufacturing, sale and purchase of Products contemplated hereby. Simultaneously with the execution of this Agreement, the Parties are entering into the project orders attached to this Agreement as Annexes 1-3 (each, a “Project Order” and collectively the “Project Orders,” as such may be amended from time to time), each of which shall be governed by the terms and conditions contained in this Agreement and shall also be governed by the more specific terms and conditions contained in such Project Order. Except as expressly set forth in an individual Project Order, in the event of a conflict between the terms contained in an individual Project Order and the terms in the body of this Agreement, the terms in this Agreement shall take precedence. Except as expressly set forth in an individual Project Order, no terms contained in an individual Project Order shall modify the terms of this Agreement or any other Project Order.
(b)    Third-Party Purchasers. Each Third-Party Purchaser listed within a Project Order shall be eligible, during the Term, to purchase the Products at the Prices listed within the applicable Project Order directly from Medtronic. Purchases made by Third-Party Purchasers shall be governed by terms and conditions that MiniMed shall flow down to such Third-Party Purchasers, which terms shall incorporate the applicable terms in the applicable Project Order and this Agreement, including without limitation confidentiality and payment obligations. MiniMed shall be responsible for informing each Third-Party Purchaser of the directed buy contemplated by the applicable Project Order and flowing down such applicable terms to each Third-Party Purchaser, and shall not disclose or provide a copy of this Agreement or the Separation Agreement to any Third-Party Purchaser. MiniMed shall guarantee any payment obligation owed by any Third-Party Purchaser to Medtronic. For clarity, Medtronic shall have the same rights and obligations with respect to each Third-Party Purchaser’s purchase and sale as if such purchase or sale was made by MiniMed, and MiniMed shall be liable for any breach of such flowed-down terms by a Third-Party Purchaser. For clarity, no Third-Party Purchaser shall have any rights or remedies under this Agreement or a Project Order, and MiniMed shall remain solely responsible for the performance of such flowed-down obligations.
(c)    Transition; Personnel and Customer Support.
(i)    The Parties acknowledge that the supply arrangement contemplated by this Agreement is intended to provide initial interim supply of Products to MiniMed while MiniMed works to develop its own capabilities for long-term sourcing and/or manufacturing of the Products. In support of such efforts, Medtronic will hire a contract employee to provide customer support services specifically to MiniMed for the Products sold hereunder during the Term, the cost of which will be billed to MiniMed as part of overall Product support as described further in the Project Orders. A reasonable amount of time prior to incurring such costs, Medtronic shall provide a written estimate to MiniMed for review and written approval. MiniMed shall promptly respond to such approval request.
(ii)    If existing software or other Medtronic customer management or support tools prove insufficient to provide support from Medtronic to MiniMed under this Agreement, or if either Party identifies a need for improvements to such software or tools to better support the objectives of this Agreement, either Party may request in writing that Medtronic undertake software and/or other tool improvements to provide such support (“Improvements”). Such requests may be made no more than once annually during the Term of this Agreement. Within fifteen (15) days of receipt of any such request for Improvements, Medtronic shall provide MiniMed with a good faith estimate of the out-of-pocket fees and other costs to provide such Improvements (“Improvement Charges”). Thereafter, if MiniMed elects to proceed with the requested Improvements, it shall so notify Medtronic in writing, and MiniMed shall thereafter be responsible for all Improvement Charges actually incurred by Medtronic in connection with such Improvements. Medtronic will provide to MiniMed an invoice for any such Improvement Charges within thirty (30) days following the date of implementation of any Improvements and will provide reasonable documentary evidence to substantiate such Improvement Charges.
(iii)    MiniMed also acknowledges that the transitional nature of this Agreement may impact Medtronic’s ability to retain key employees associated with the manufacture and supply of the Products. As such, MiniMed agrees to pay the following costs required to maintain continuity of supply during the Term: (i) any costs incurred in recruiting personnel necessary to perform the services under this Agreement; (ii) any labor or reasonable costs associated with personnel retention packages or spot bonuses associated with retention; and (iii) standard wage increases or incentives (such wage increases or incentives to be included in the fees for Manufacturing and Supply Services set forth in the applicable Project Order). A reasonable amount of time prior to incurring such costs, Medtronic shall provide a written estimate to MiniMed for review and written approval. MiniMed shall promptly respond to such approval requests.
(d)    Acknowledgement and Representation. MiniMed understands and acknowledges that this Agreement is transitional in nature. MiniMed further understand and agrees that Medtronic is not in the business of providing sourcing, manufacturing, supply, and support services (“Manufacturing and Supply Services”) to third parties and, except as expressly set forth in the Unity Project Order (and only subject to the terms and conditions contained therein), Medtronic does not have any interest in, nor does it intend to, continue providing any of the Manufacturing and Supply Services beyond the initial term set forth in each Project Order. As a result, the Parties have allocated responsibilities and risks of loss and limited liabilities of the Parties as stated in this Agreement based on the recognition that Medtronic is not in the business of providing Manufacturing and Supply Services to third parties. Such allocations and limitations are fundamental elements of the basis of the bargain between the Parties and Medtronic would not be able or willing to provide the Manufacturing and Supply Services without the protections provided by such allocations and limitations. During the Term, MiniMed agrees to work diligently and expeditiously to establish its own logistics, infrastructure and systems, and to obtain all necessary regulatory permits, to enable a transition to its own internal organization or other third-party providers of the Manufacturing and Supply Services and agrees to use its reasonable good faith efforts to reduce or eliminate its and its Affiliates’ dependency on Medtronic’s provision of the Manufacturing and Supply Services as soon as is reasonably practicable.
Section 2.2    Change Orders. The Parties may from time to time amend existing Project Orders pursuant to change orders (“Change Orders”) to, among other things, enter into modified arrangements for the manufacture, supply, sale and purchase of Products.  The Party so requesting a Change Order shall provide the other Party with an assessment of the impact on the total cost, Specifications, Deliverables or other material impacts on this Agreement and any existing Project Orders.  Any proposed Change Order shall be implemented only with the written consent of both Parties, which shall not be unreasonably withheld.  For clarity, MiniMed is the owner and responsible party for the design of the Products and, given the transitional nature of this Agreement, Medtronic will not undertake any further product development work or participate in any design change initiatives for the Products unless otherwise set forth in the applicable Project Order. If a change is made pursuant to a Change Order, MiniMed, with the assistance of Medtronic, will be responsible for making the regulatory filings and obtaining the regulatory authorizations (or if Medtronic is required by applicable Law to make such regulatory filings, MiniMed shall provide Medtronic with the necessary documentation, data, and support to make the regulatory filings and obtain the regulatory authorizations) necessitated by any such change and MiniMed shall bear all costs related to any such change. Medtronic shall, at MiniMed’s discretion, either (x) invoice the Purchaser for any such costs or (y) otherwise pass along such costs to MiniMed in a manner to be mutually agreed between the Parties.  Medtronic shall provide reasonable documentation of its costs related to any such change.
Section 2.3    Use of Business Assets. During the applicable Project Term, MiniMed shall make the Business Assets applicable to such Project Order which are owned by MiniMed reasonably available to Medtronic free of charge so as to enable Medtronic to manufacture and supply the Products, subject to certain terms and conditions set forth on Exhibit A (Bailment Agreement).
Section 2.4    Quality. Medtronic will conduct all manufacturing under this Agreement under Medtronic’s quality management system. Medtronic will document its existing manufacturing processes to achieve compliance to ISO13485:2016 by the Separation Date. The Parties will enter into a Quality Agreement, which shall be incorporated into this Agreement (the “Quality Agreement”). If there is any inconsistency between this Agreement and the Project Orders, on the one hand, and the Quality Agreement, on the other hand, the terms of this Agreement or the Project Orders will prevail with respect to any inconsistency in the commercial terms (e.g., pricing, costs and expenses, delivery terms) and the Quality Agreement will govern with respect to the quality terms between the Parties. For clarity, Medtronic is not required to enter into any Quality Agreements with MiniMed suppliers, whether Third-Party Purchasers or others.
Section 2.5    Agreement Governance. It is the intention of the Parties to collaborate and communicate in a proactive manner at regular intervals and with the appropriate level of senior leadership interaction in order to facilitate the timely achievement of the Parties’ business objectives and obligations set forth in this Agreement and the Project Orders (“Business Reviews”).  In support thereof, the Parties have each nominated appropriate cross-functional representatives that will meet on schedules to be agreed upon by the Parties in order to manage the Parties’ interactions under this Agreement.  Business Reviews will be held by Purchaser and Medtronic by such method and/or at such place to be agreed upon by the Parties, including at the Manufacturing Facility, at the Parties’ corporate facilities at the corporate levels (including participation of appropriate level decision makers from both Parties to address both tactical and strategic business initiatives and objectives), virtually or telephonically, on a periodic basis agreed to by the Parties, to discuss topics of interest, including but not limited to the recommended meetings approach and strategies set forth on Exhibit B. The Parties agree to work in good faith to resolve any issues or disagreements that might arise during or in follow up to such meetings, including a mutually agreed resolution plan and timeline (“TMSA Disputes”).

Failure to hold such meetings will not relieve either Party from its obligations under this Agreement. In the event that any TMSA Disputes cannot be resolved, the provisions of Sections 8.02 through 8.04 of that certain Transition Services Agreement between the Parties or their respective Affiliates of even date hereof (the “TSA”) shall be incorporated herein by reference and shall apply mutatis mutandis as if such TMSA Dispute was a “Dispute” as defined in the TSA.
ARTICLE III
PRODUCTION SCHEDULING, MATERIALS, AND PRODUCT ORDERING
Section 3.1    Product Minimum Order Quantity. Forecast delivery requirements and the Minimum Order Quantity for each Product are as set forth on each Project Order.
Section 3.2    Manufacturing Lead Times. The lead time for the manufacture of each Product shall be set forth on each Project Order. Medtronic may produce and hold inventory of the Product pending receipt of Purchase Orders; provided any warehousing and/or carrying costs related to extended storage of Products due to Purchaser’s failure to place Purchase Orders consistent with the applicable Minimum Order Quantity shall be at MiniMed’s cost and expense. Medtronic will promptly notify Purchaser in the event Medtronic, for any reason, anticipates difficulty in meeting any of its agreed requirements in a Project Order.
Section 3.3    Inventory; End-of-Life Orders.
(a)    Inventory. The terms governing the inventory of Materials and Products are set forth in the applicable Project Order.
(b)    End of Life Orders. In the event that either Medtronic or MiniMed becomes aware that any Material used in the manufacturing under any Project Order is expected to be discontinued, the Parties shall promptly notify each other and cooperate to mutually determine the quantity of such Material to be ordered and carried by Medtronic. Any such inventory shall be deemed “Materials Inventory” and shall be subject to the inventory terms and obligations set forth in the applicable Project Order.
Section 3.4    Product Ordering.
(a)    Purchase Orders. All purchases of Products will be made by Purchaser submitting one or more Purchase Orders to Medtronic. Except for the information specified in the definition of Purchase Orders, such purchase and sale will be governed solely by this Agreement and shall not be governed by any other terms, including the provisions of the Uniform Commercial Code.
(b)    Confirmation. Except as otherwise set forth herein, Medtronic will confirm all Purchase Orders for Product issued by Purchaser within five (5) business days of receipt thereof. In the event Medtronic has a reasonable basis to reject any Purchase Order (e.g., the Purchase Order does not comply with the terms of this Agreement or exceeds any applicable

Minimum Order Quantity), Medtronic will so inform Purchaser, and the Parties will work together to modify such Purchase Order accordingly. Purchase Orders within the requirements of this Agreement shall be deemed accepted, unless Medtronic rejects them in accordance with this Section.
(c)    Quantity Increase or Decrease. Any requested increase or decrease by Purchaser to the quantities set forth in any previously accepted Purchase Order shall be subject to Medtronic’s written approval in its sole discretion.
Section 3.5    Manufacturing and Delivery Commitment.
(a)    Delivery. Medtronic shall make all deliveries at the time(s) and in the quantity(ies) specified in the Purchase Order. Medtronic hereby represents and warrants that it will maintain its manufacturing capacity for the Products in existence as of the Effective Date throughout the Project Term of the applicable Project Order. Notwithstanding the foregoing, Medtronic shall not be held in breach of contract nor have any liability for any changes, disruptions, or issues not caused by Medtronic affecting the applicable Product supply chain, including but not limited to supply shortages, production delays, limitations or failures by suppliers, geopolitical events or risks, disruptions resulting from fluctuating volumes or reduced Purchase Orders from MiniMed or its Third-Party Purchaser, or as a result of a Force Majeure Event.
(b)    Shipping. Costs of shipping and freight will be borne by Purchaser. Shipment terms (INCOTERMS) shall be set forth in the applicable Project Order.
Section 3.6    Inspection. During manufacturing, Products will be subject to inspection pursuant to the Quality Agreement. Any nonconforming Products (as defined in the Quality Agreement) will be handled pursuant to the requirements of the Quality Agreement. After shipment of Products to Purchaser hereunder, Purchaser shall inspect such Products within five (5) business days after receipt and shall promptly provide written notice to Medtronic of any Product that does not meet Specifications, including a description of the nonconformance. Products not rejected within five (5) business days of receipt shall be deemed to have been accepted by Purchaser. Any Products rejected by Purchaser shall be made available to Medtronic on reasonable notice and during normal business hours for Medtronic’s inspection and verification of nonconformance. If Medtronic verifies that a Product is nonconforming, Medtronic shall, at its option and in accordance with Section 9.1, either repair or replace the nonconforming Product, or if agreed by MiniMed credit the invoice for such Product. If replacement is requested by Purchaser, Medtronic shall promptly ship replacement Products, which shall be invoiced accordingly. Nonconforming Products returned to Medtronic for inspection and warranty remedy shall be subject to the procedures in Section 9.1 and Section 9.4, including freight prepaid by Purchaser.

ARTICLE IV
TERM AND TERMINATION
Section 4.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue until the last to expire or terminate of the Project Terms (the “Term”), unless earlier terminated as expressly provided under Section 4.2 of this Agreement. “Project Term” means, with respect to each Project Order, the period set forth in each such Project Order, including any extension terms set forth therein, unless earlier terminated as expressly provided under the terms of Section 4.2 of this Agreement or the applicable Project Order. Notwithstanding the foregoing, in no event shall any Project Term exceed twenty-four (24) months following the Effective Date hereof, unless agreed to by Medtronic in its sole discretion. It is acknowledged and agreed that the expiration or termination of a specific Project Order does not, in and of itself, affect the Term of this Agreement or any other Project Order. Transition activities in advance of expiration of the Project Order are set forth in the applicable Project Order.
Section 4.2    Early Termination.
(a)    Breach. Either Party may terminate (i) this Agreement, upon the material breach of this Agreement by the other Party if such material breach has not been cured within thirty (30) days after written notice thereof to the Party in material breach; or (ii) a Project Order, upon the material breach of such Project Order by the other Party if such material breach has not been cured within thirty (30) days after written notice thereof to the Party in material breach. A material breach of a Project Order may be taken into account in determining whether there has been a material breach of this Agreement, depending on the circumstances of such breach.
(b)    Termination of Project Order. Certain of the Project Orders contain a provision providing for early termination, subject to the terms and conditions set forth in such Project Order.
(c)    Insolvency. Either Party may terminate this Agreement upon fifteen (15) days’ written notice: (i) in the event that the other Party (or its Subsidiary, as applicable) shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other party in any court of competent jurisdiction and not dismissed within sixty (60) days of commencement, seeking (x) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets, or (z) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of sixty (60) days; or an order for relief against the other party shall be entered in an involuntary case under the Bankruptcy Code.
(d)    By MiniMed. MiniMed may terminate a Project Order within ninety (90) days after written notice to Medtronic, subject to MiniMed’s payment of a termination fee for each such Project Order calculated as follows: (1) amounts due pursuant to Section 4.3(a); (2) the incremental amount of severance payments, benefits, and related employer payroll taxes, as required by applicable Law and Medtronic’s standard severance policies, on account of the early termination for all Medtronic employees whose roles were dedicated to supporting Medtronic’s obligations under the applicable Project Order and who are no longer needed as a result of the early termination; (3) all costs associated with finished goods, work-in-process inventory, non-cancelable or non-returnable inventory/orders with Medtronic suppliers that was ordered due to Minimum Order Quantities under the applicable Project Order, Purchaser Purchase Orders or forecasts (if applicable), but which has not yet been sold, invoiced, or paid for; and (4) any other reasonable and documented expenses directly related to the wind-down or cessation of the applicable Project Order. Medtronic will provide MiniMed with an itemized invoice of all applicable costs and expenses within sixty (60) days following the effective date of termination.
Section 4.3    Effect of Termination.
(a)    Termination. Following the expiration or termination of this Agreement or any Project Order, all further rights and obligations of the Parties under this Agreement or such Project Order, as applicable, will cease, except that the Parties (or the applicable Third-Party Purchaser to the Project Order, as applicable) will not be relieved of (i) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination, and (ii) any other respective obligations under this Agreement or such Project Order, as applicable, which specifically survive or are to be performed after the date of expiration or termination.
(b)    Transition Upon Termination. Any notice of termination delivered by Medtronic or MiniMed under a Project Order to the other party under a Project Order shall set forth the date of the termination. After the effective termination of such Project Order, Medtronic will submit a final invoice to Purchaser for all work performed prior to the effective date of such termination. Following the termination of any Project Order, Purchaser will promptly (and in any event within thirty (30) days of receipt of an applicable invoice) pay to Medtronic all outstanding amounts due and owing to Medtronic.
Section 4.4    Survival. All provisions which are continuing in nature, including but not limited to Section 2.4 (Quality), Section 4.3 (Effect of Termination) and Section 8.1 (Confidential Information), Article VII (Intellectual Property), Article IX (Representations and Warranties), Article X (Indemnification; Limitation of Liability) and Article XI (Miscellaneous) will survive termination of this Agreement and each Project Order.

ARTICLE V
PRICE, FEES, AND PAYMENT
Section 5.1    Price; Fees, and Payment. The terms and conditions governing Product pricing, fees for Manufacturing and Supply Services, payment terms, and payment flows are set forth in the applicable Project Order.
ARTICLE VI
TAXES; INSURANCE
Section 6.1    Taxes and Duties.
(a)    General. Subject to Section 6.1(b) and Section 6.1(c), Purchaser shall pay (or cause to be paid) and be responsible for all (i) sales, use, excise, value-added, service, goods and services, consumption and similar Taxes assessed on or in connection with the provision of services under this Agreement and (ii) Taxes, duties, tariffs, surcharges and any other governmental fees, charges or assessments imposed on or against the Products or Materials supplied to Purchaser pursuant to this Agreement and/or the purchase or sale thereof, in each case, by any Governmental Entity (“Service Provision and Product Taxes”). For the avoidance of doubt, Service Provision and Product Taxes shall not include any income-based or similar Taxes measured or imposed on Medtronic’s net income.
(b)    Service Provision and Product Taxes. All amounts payable pursuant to this Agreement are exclusive of Service Provision and Product Taxes. The Purchaser shall either (x) on receipt of a valid invoice (or other valid and customary documentation, if any) in compliance with applicable Law and reasonably detailing the applicable Service Provision and Product Taxes and a calculation of the amount due, promptly pay or reimburse Medtronic the amount of such Service Provision and Product Taxes shown as due on such invoice; or (y) where required by applicable Law, account directly to the relevant Governmental Authority for any such Service Provision and Product Taxes (e.g., under a reverse charge procedure). The Parties shall use commercially reasonable efforts to cooperate to (i) minimize Service Provision and Product Taxes to the extent legally permissible (e.g., by applying for exemption certificates or issuing any certificate or similar document which the other Party may require in order to obtain a Tax credit, deduction or similar relief) and (ii) calculate any applicable Service Provision and Product Taxes and make payment thereof directly to the appropriate Governmental Authority. If Medtronic receives any refund of Service Provision and Product Taxes that are, or were, borne by the Purchaser pursuant to this Agreement, Medtronic shall promptly pay, or cause to be paid, to the Purchaser the amount of such refund (net of any additional Taxes the Purchaser incurs or will incur as a result (x) of the receipt of such refund or (y) the facts on which such refund is based).
(c)    Withholding Taxes. In the event that applicable Law requires that an amount in respect of any Taxes be withheld from any payment under this Agreement, the payor shall withhold such Taxes and pay such withheld amounts over to the applicable

Governmental Authority in accordance with the requirements of applicable Law. Any amount so withheld shall be treated as having been paid to the payee, and the payor shall not be required to pay any additional amount as a result of or in respect of such withholding. At payee’s request, the payor shall provide payee with reasonably satisfactory documentation evidencing payment to the applicable Governmental Authority of any amounts so withheld. The Parties shall use commercially reasonable efforts to minimize any withholding Taxes to the extent legally permissible (e.g., by applying for exemption certificates or issuing any certificate or similar document which the other Party may require in order to obtain a Tax credit, deduction or similar relief).
Section 6.2    Insurance. Throughout the Term, MiniMed will carry valid insurance policies or a program of self-insurance for, at a minimum: (a) Commercial General Liability Insurance in a minimum amount of $5,000,000 Combined Single Limit, Bodily Injury and Property Damage, and (b) Product Liability Insurance in a minimum amount of $10,000,000 per occurrence. Upon Medtronic’s request from time to time during the Term, MiniMed will provide Medtronic with evidence of such insurance coverage.
ARTICLE VII
INTELLECTUAL PROPERTY
Section 7.1    License for Services. MiniMed, on behalf of itself and its Affiliates, hereby grants to Medtronic and to its Affiliates a nonexclusive, nontransferable, world-wide, royalty-free, non-sublicensable license, for the term of this Agreement, to use Intellectual Property owned or controlled by MiniMed and its Affiliates that is required for the provision or receipt of the services under a Purchase Order to the extent necessary for Medtronic and its Affiliates, subcontractors and agents to conduct activities under an applicable Purchase Order and otherwise perform their obligations under this Agreement. The Parties agree that their rights under each other’s Trademarks, if any, are governed by the Transitional Trademark Cross-License Agreement.
Section 7.2    Ownership. Each Party’s Background Assets will remain its exclusive property and nothing herein will be construed as transferring any right, title or interest of any kind or nature whatsoever thereto to the other Party hereto. Medtronic shall own any Intellectual Property developed, conceived or reduced to practice (whether solely or jointly with MiniMed) from the provision of services under a Purchase Order (“Intangible Developments”). In the event that MiniMed or its Affiliates obtains ownership of any Intangible Developments in contravention of the foregoing, MiniMed and its Affiliates hereby irrevocably assign all right, title, and interest in such Intangible Developments to Medtronic and shall execute any documentation to perfect such assignment.
Section 7.3    MiniMed License. The Parties agree that the Intellectual Property Cross-License Agreement governs any license to Background Assets. Medtronic, on behalf of itself and its Affiliates, hereby grants to MiniMed and its Affiliates an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive, sublicensable (only to those Persons providing goods or services to MiniMed but not for the independent use by such Persons or for any other purpose), worldwide license under its Intangible Developments to make, have made, have, use, offer to sell and sell, import or otherwise transfer products and services embodying or practicing the Intangible Developments to the extent those Intangible Developments are embedded or included in a Product.
Section 7.4    Except as specifically provided in this Article VII, neither Party will use in any way the Intellectual Property of the other Party, and will not do any act which would in any way infringe upon or be in derogation of the validity of such other Party’s intellectual property, and will notify the other Party of any conflicting claims that challenge any intellectual property of which such Party is aware.
ARTICLE VIII
CONFIDENTIALITY
Section 8.1    Confidential Information. Each Party hereby acknowledges that confidential Information of such Party (and their respective Affiliates) may be exposed to employees and agents of the other Party (and their respective Affiliates) who have a need to know such confidential Information as a result of, or in connection with, the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligation to use and keep confidential such Information of the other Party or its Affiliates shall be governed by Section 7.09 of the Separation Agreement. Without limiting the foregoing, MiniMed agrees that Medtronic is permitted to disclose MiniMed Information to and receive MiniMed Information from Third-Party Purchasers for purposes of Medtronic’s performance under this Agreement.
Section 8.2    Publicity. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligations with respect to any publicity, news release, public announcement or other public disclosure, written or oral, with respect to the existence of this Agreement or the terms hereof shall be governed by Section 11.07 of the Separation Agreement.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
Section 9.1    Product Warranties. Medtronic hereby represents and warrants to Purchaser that, upon delivery to Purchaser thereof, Products supplied in connection with this Agreement will have been manufactured and provided, in all material respects, in compliance with this Agreement, the Quality Agreement, and the Specifications. Medtronic’s sole obligation and MiniMed’s exclusive remedy under this warranty shall be, at Medtronic’s option, to repair or replace the Product that does not conform to this warranty, provided that MiniMed notifies Medtronic in writing of any nonconformity in accordance with Section 3.6 and returns the Product to Medtronic, freight prepaid, for inspection subject to Section 9.4 below. This warranty excludes Products that have been (a) altered, modified, or repaired by anyone other than Medtronic without Medtronic’s prior written consent; (b) subjected to misuse, abuse, accident, or improper storage, installation, or handling; or (c) used in combination with any equipment, software, or materials not specified in the Specifications or reasonably intended for use with the Products.
Section 9.2    Applicable Laws. Each Party hereby represents and warrants that it will comply at all times with all Laws applicable to this Agreement and the performance of its obligations hereunder, including the manufacture, sale, purchase, resale or use of the Products.
Section 9.3    DISCLAIMER. EXCEPT AS SET FORTH IN THIS AGREEMENT, MEDTRONIC MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT, ALL OF WHICH ARE HEREBY SPECIFICALLY DISCLAIMED.
Section 9.4    Customer Complaints; Defects. In the event of any customer complaint or Product defect, whether from MiniMed, Third-Party Purchaser or a customer of MiniMed, Medtronic will take reasonable steps to determine the root cause of the complaint or quality issue. Such investigation and triage are subject to a fee of $50,000 plus associated costs incurred by Medtronic in connection with the investigation (“Investigation Fee”), unless it is determined that the complaint or quality issue was caused solely by Medtronic’s actions. If Medtronic is determined to be partially at fault for the complaint or quality issue, MiniMed shall be responsible for fifty percent (50%) of the Investigation Fee. If it is determined that the Product fails to conform to warranty in Section 9.1 due solely to actions taken by Medtronic, Medtronic will provide the remedy set forth in Section 9.1, and the Investigation Fee shall not apply. An entire lot may be rejected based on appropriate sampling by Purchaser as set forth in the Quality Agreement. In the case of such rejection of a lot or shipment, all of the units in the lot or shipment will be considered nonconforming. If it is determined that the nonconformity or defect in the Product is attributable, in whole or in part, to any third party, including any supplier of Medtronic, Purchaser or Purchaser’s customer, Medtronic will have no obligation to resolve the issue at its own cost, but may, at its sole discretion, assist in the resolution. MiniMed shall promptly reimburse Medtronic upon request for any costs or expenses incurred by Medtronic in providing such assistance (including, without limitation, personnel time, materials, and third-party charges). Notwithstanding anything to the contrary in this Agreement or the Quality Agreement, Medtronic shall have no liability or obligation in connection with any recall, withdrawal, or field correction of any Product, except to the extent expressly provided in Section 9.1 (repair, replacement, or credit for nonconforming Products due solely to actions taken by Medtronic). Any additional costs or liabilities associated with any recall, withdrawal, or field correction, including but not limited to notification, logistics, or replacement costs, shall be the sole responsibility of MiniMed.

ARTICLE X
INDEMNIFICATION; LIMITATION OF LIABILITY
Section 10.1    Indemnification.
(a)    Indemnification by Medtronic. Medtronic will defend, indemnify, and hold harmless MiniMed and its Affiliates and its and their respective directors, officers, employees, agents and representatives (collectively, the “MiniMed Indemnitees”) from and against any and all costs, fees (including reasonable attorneys’ fees), expenses, judgments, fines, losses, claims and damages (“Damages”) which any MiniMed Indemnitee may incur or suffer from any Third-Party Claim to the extent such Damages arise out of or result from Medtronic’s fraud, intentional misconduct, or gross negligence in connection with the performance of its obligations under this Agreement or any Project Order. Notwithstanding the foregoing, Medtronic shall not be liable for Damages to the extent arising from MiniMed’s indemnification obligations.
(b)    Indemnification by MiniMed. MiniMed will defend, indemnify, and hold harmless Medtronic and its Affiliates and its and their respective directors, officers, employees, agents and representatives (collectively, the “Medtronic Indemnitees”) from and against any and all Damages which any Medtronic Indemnitee may incur or suffer from any Third-Party Claim to the extent such Damages arise out of or result from (i) MiniMed’s fraud, intentional misconduct, or gross negligence in connection with the performance of its obligations under this Agreement or any Project Order; (ii) the sale or use of the Products or Finished Goods incorporating the Products, including without limitation, any allegation from a third party that any Product or Finished Good incorporating the Product or the use, sale, offer, design, distribution, possession or importation thereof infringes the rights of any third party, including any intellectual property right; or (iii) Medtronic’s manufacturing or supplying Purchasers with the Products pursuant to this Agreement and the applicable Project Orders, other than, in the case of each of clauses (i), (ii), and (iii), Damages against and from which Medtronic is required to indemnify MiniMed Indemnitees under Section 10.1(a).
(c)    Procedures. The provisions of Section 6.05 of the Separation Agreement shall govern claims for indemnification under this Agreement, provided that, for purposes of this Section 10.1(c), in the event of any conflict between the provisions of Section 6.05 of the Separation Agreement and this Article X, the provisions of this Agreement shall control.
Section 10.2    Limitation of Liability.
(a)    IN NO EVENT SHALL MEDTRONIC BE LIABLE TO MINIMED OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON‑PERFORMANCE BY MEDTRONIC UNDER THIS

AGREEMENT OR THE PROJECT ORDERS, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM IN ACCORDANCE WITH SECTION 10.1(a).
(b)    MEDTRONIC’S TOTAL LIABILITY TO MINIMED ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE PROJECT ORDERS OR THIS AGREEMENT FOR ALL CLAIMS SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID TO MEDTRONIC UNDER THIS AGREEMENT, INCLUDING THE PROJECT ORDERS, IN THE TWELVE (12) MONTHS PRECEDING SUCH CLAIM (THE “CAP”); PROVIDED, THAT (I) IF A CLAIM IS MADE PRIOR TO THE TWELVE (12) MONTH ANNIVERSARY OF THE EFFECTIVE DATE, THE CAP SHALL BE THE TOTAL AMOUNT PAID FOR ALL PROJECT ORDERS FROM THE EFFECTIVE DATE THROUGH THE DATE SUCH CLAIM IS MADE, AND (II) MEDTRONIC’S LIABILITY UNDER THE CAP SHALL BE REDUCED BY THE AGGREGATE AMOUNT OF ANY DAMAGES PREVIOUSLY PAID BY MEDTRONIC IN RESPECT OF ANY PRIOR CLAIMS MADE DURING THE APPLICABLE TWELVE (12) MONTH PERIOD (OR, IF APPLICABLE, THE PERIOD FROM THE EFFECTIVE DATE THROUGH THE DATE OF THE SUBSEQUENT CLAIM).
Section 10.3    Scope. No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement or the Project Orders.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Force Majeure. If the performance of any obligation under this Agreement (except payment obligations) is prevented, restricted or interfered due to any force majeure, including, but not limited to, acts of God, natural disaster (including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires), fire, war, terrorism, pandemic, epidemic, theft, quarantine restrictions, civil commotion, strike, labor shortage, slowdown, or the unavailability of labor, governmental regulation, compliance with applicable Law, cyberattack, energy shortage, embargo, acts of any Governmental Authority, systems failure, malfunction or disruption, Internet, electrical, power or other utilities failure, malfunction or disruption, act or omission of any third party or other occurrence beyond the reasonable control of a Party (a “Force Majeure Event”) and such non-performance, restriction or interference (i) could not have been prevented by reasonable precautions, and (ii) does not arise as a result of such Party’s negligence or breach of this Agreement, then the Party so affected will be excused from such performance during, but no longer than, the continuance of the Force Majeure Event. In the event that either Party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such Party will immediately notify the other Party in writing of such Force Majeure Event and its expected duration and use commercially reasonable efforts, including the use of alternate sources, work-around plans or other means, to recommence performance of its obligations under this Agreement as soon as possible.

Section 11.2    FCPA and International Trade.
(a)    It is the responsibility of Medtronic that all services performed by Medtronic, its affiliates and third party contractors, and their respective employees, officers and directors hereunder be performed so as to comply with all applicable federal, state and municipal laws, regulations, codes, ordinances and orders, and any permit and license conditions as to which Medtronic has or should have knowledge, as the same may be in effect as of the time of the performance of such services; including but not limited to full compliance with (i) the U.S. Foreign Corrupt Practices Act (the “FCPA”), applicable provisions of The Health Insurance Portability and Accountability Act, Good Clinical Practice regulations (ICH-E6 Consolidated Guidance, April 1996), the Code of Federal Regulations (CFR), Title 21, Part 50; and (ii) all applicable trade, import, customs, export control, anti-boycott, and economic sanctions laws and regulations administered under or orders issued by the U.S. Department of Commerce, U.S. Department of State, U.S. Department of the Treasury, U.S. Customs and Border Protection, U.S. Internal Revenue Service, U.S. Department of Homeland Security, U.S. Food and Drug Administration, and any foreign Governmental Authority (collectively, “International Trade Laws”).
(b)    Medtronic represents and warrants to Purchaser that it (i) has knowledge and understanding of the FCPA and International Trade Laws, and that no principal, partner, officer, director or employee of Medtronic is or will become an official of any Governmental Authority of any country (other than the U.S.) in which Medtronic performs services for Purchaser during the applicable Project Term; (ii) has never been subject to any disciplinary action relating to fraud or corruption by any Governmental Authority; (iii) has never been the subject of litigation involving allegations of fraud or corruption; and (iv) has not been subject to any material investigations or penalties for alleged violations of the International Trade Laws in the past two (2) years. Medtronic covenants that it will (i) comply with all licensing and notification requirements and limitations and restrictions under the International Trade Laws; and (ii) not offer or give any gratuity to induce any person or entity to enter into, execute or perform the Agreement or any other agreement with Purchaser. Medtronic agrees that it will not, in the conduct of its performance under this Agreement, and with regard to any funds, assets, or records relating thereto, offer, pay, give, or promise to pay or give, directly or indirectly, any payment or gift of any money or thing of value to (i) any non-U.S. government official to influence any acts or decisions of such official or to induce such official to use his or her influence with the local government to effect or influence the decision of such government in order to assist Medtronic in its performance of its obligations under this Agreement or to benefit Purchaser; (ii) any political party or candidate for public office for such purpose; or (iii) any person, if Medtronic knows or has reason to know that such money or thing of value will be offered, promised, paid, or given, directly or indirectly, to any official, political party, or candidate for such purpose. In the event of any breach by Medtronic of this Section 11.2(b): (i) Purchaser will have a lawful claim against Medtronic for any funds and/or the value of property paid by Medtronic in breach of this provision, and (ii) Medtronic will automatically surrender any claim for fees and other payments due under this Agreement.

Section 11.3    Conflict Minerals. For Products delivered to Purchaser under this Agreement, Medtronic shall provide Purchaser, at no additional cost, with assistance and sufficient documentation, as reasonably determined by Purchaser, to enable Purchaser to comply with its obligations under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) and the rules and regulations promulgated thereunder relating to Conflict Minerals as defined therein, and other similar laws or regulations. Such assistance and documentation may include but shall not be limited to (i) completing and submitting questionnaires or templates relating to the origin of Conflict Minerals contained in the Products (collectively, “Surveys”) within the deadline requested by Purchaser; (ii) promptly responding to Purchaser’s questions or request for additional information with respect to Medtronic’s Survey; and (iii) to the extent the Products contain Conflict Minerals, using diligent efforts to ensure traceability of those metals to the smelter level, including working with Medtronic’s sub-Medtronics to identify the origin of the Conflict Minerals. Medtronic agrees to maintain any documentation and data related to Medtronic’s obligations under this Section 11.3, including any traceability data, for a period of five (5) years and agrees to provide Purchaser with a copy of such documentation or data promptly upon request. This obligation survives termination or expiration of this Agreement. From time to time, Purchaser has the right to notify Medtronic of changes to the requirements of this Section 11.3.
Section 11.4    Independent Contractors. Nothing contained in this Agreement will be construed to constitute either Party as a partner, employee or agent of the other Party, nor will either Party hold itself out as such. Neither Party has any right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name or on behalf of the other Party, it being intended by Purchaser and Medtronic that each will remain an independent contractor responsible for its own actions. Except as otherwise provided herein, each Party will be responsible for its own expenses incidental to the performance of its obligations hereunder.
Section 11.5    Assignment; Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Party without the express prior written consent of the other Party, except that each Party may, in fulfilling its obligations hereunder, transfer or assign, in whole or from time to time in part, its rights, interests and obligations under this Agreement to any Affiliate of such Party without the consent of the other Party. Any purported assignment or transfer in violation of this Section 11.5 shall be null and void and of no effect.
Section 11.6    Amendments and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, MiniMed, on the one hand, or Medtronic, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.7    Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement.
Section 11.8    Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any contract or instrument are to that contract or instrument as from time to time amended, modified or supplemented; (o) to the extent that this Agreement requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action; and (p) the phrase “ordinary course of business” shall be construed to mean an action taken, or omitted to be taken, by any person in the ordinary course of such person’s business.
Section 11.9    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, email, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.
Section 11.10    Entire Agreement. Each Exhibit, Annex and Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement by reference. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits, Annexes and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, both written and oral, and there are no agreements, understandings, representations or warranties between the Parties with respect to the subject matter of this Agreement other than those set forth or referred to in this Agreement. Nothing contained in this Agreement or the Project Orders is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Separation Agreement.
Section 11.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.
Section 11.12    Absence of Presumption; No Admission.
(a)    Each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto. No presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement.
(b)    Nothing herein shall be deemed an admission by either Party or any of its Affiliates, in any proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.
Section 11.13    Governing Law and Jurisdiction. Any disputes arising out of, related to or in connection with this Agreement, including, without limitation, as to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby. Each Party agrees that a final, unappealable judgment or order in any legal proceeding resolved in accordance with this Section 11.13, Section 11.14, and Section 11.15 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party agrees that service of any process, summons, notice or document upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 11.7.
Section 11.14    Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.14. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.14 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 11.15    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
Section 11.16    No Third‑Party Beneficiaries. Except as expressly provided in this Agreement with respect to the Parties, no person other than the Parties shall have any rights or benefits under this Agreement, whether as a third‑party beneficiary or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

MEDTRONIC, INC.

By: /s/ Chris Eso
Name: Chris Eso
Title: Vice President

MEDTRONIC MINIMED, INC.

By: /s/ Courtney Nelson Wills
Name: Courtney Nelson Wills
Title: Vice President and Secretary

EXHIBIT A
Bailment Agreement

EXHIBIT B
Governance